Exhibit 99.1

Arch Therapeutics Presents Corporate Update at the LD Micro Invitational on Tuesday, June 6, 2017

FRAMINGHAM, MA – June 6, 2017 -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of novel liquid, gel and solid hemostatic and wound care devices today presented a corporate update at the LD Micro Invitational at the Luxe Sunset Boulevard Hotel in Los Angeles, California.

“This has been an exciting period for Arch,” said Terrence W. Norchi, President and CEO of Arch Therapeutics, Inc. “As previously announced, we expect to file for a 510(k) allowance mid-year for AC5™ designed for external use. If the 510(k) filing is allowed by the FDA, we expect that the benefit will be significant in terms of business opportunity and technology validation. We have invested significant time and effort into accelerating our plans for this regulatory application in the US, and we continue to concentrate resources on this objective. We are currently working to scale up production while evaluating and developing further indications. We expect to have commercial product available in 2018.

The 510(k) pathway enables Arch to submit a regulatory application to the FDA for external use sooner than would be possible by solely relying on the premarket approval application (“PMA”) pathway. The Company still plans on taking the products being developed for internal use through the PMA process. The ability to employ the 510(k) regulatory pathway for an external use product has been an important development, and it may significantly shorten the timeframe for obtaining regulatory allowance to market a product in the US, which potentially presents a significantly greater commercial opportunity compared to Europe.

Dr. Norchi indicated that in Europe, the Company continues to work with its supply chain partners to complete the obligations required to submit an application for a CE Mark. The Company is also evaluating the impact from recent changes to the European Medical Device Regulations on the timing of a CE Mark filing and approval and, in particular, the degree to which these recent changes may affect the Company’s ability to submit a CE Mark application in 2017 as previously announced. Arch anticipates providing a further update when a definitive filing date is determined and plans to file for such approval as soon as reasonable and possible.

Norchi added, “In addition, the Company has made progress on its preclinical pipeline, which includes several product applications with high unmet medical needs. These include applications for chronic cutaneous wounds, burns, surgical adhesions, gastrointestinal anastomoses and ophthalmology.”

Arch was also recently notified that the Japanese Patent Office issued a favorable trial decision to maintain in its entirety an issued patent that had been disputed and which we previously exclusively licensed from the Massachusetts Institute of Technology.”

Dr. Norchi concluded, “We believe that our current cash on hand will meet our anticipated cash requirements into the third quarter of Fiscal 2018.”

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling materials technology platform with the goal of making care faster and safer for patients. Arch's initial development stage product candidates are the AC5 Surgical Hemostatic Device™ and AC5 Topical Hemostatic Device™.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com